Exhibit 99.1

News Release

Sealy Corporation Reports Fiscal Fourth Quarter and Full Year 2010 Results

—4th Quarter Results from Continuing Operations—

—Net Sales Increase 0.4%—

—Income from Operations Increases 45.7%—

—Adjusted EBITDA Increases 13.7%—

TRINITY, N.C., January 13, 2011 — Sealy Corporation (NYSE: ZZ), the bedding industry’s largest global bedding manufacturer, today announced results from continuing operations for its fourth quarter and full fiscal year 2010.  Unless otherwise noted, the reported financial data pertains to Sealy’s continuing operations, which excludes its discontinued operations in Europe and Brazil.

Fiscal 2010 4th Quarter Results

Net sales for the fourth fiscal quarter were $296.6 million, an increase of 0.4% compared to the same prior year period.

Gross profit for the fourth fiscal quarter increased by $1.5 million to $122.9 million from the prior year quarter. Gross margin increased by 35 basis points to 41.4%.

Income from operations for the fourth fiscal quarter increased by $9.1 million to $28.9 million.  The increase was driven primarily by reductions in SG&A expenses.

Net income from continuing operations for the fourth quarter was $3.5 million or $0.03 per diluted share, compared to $2.8 million or $0.02 per diluted share in the prior year quarter.  The corresponding share counts for 2010 fourth quarter EPS and 2009 fourth quarter EPS were 296.2 million and 278.4 million, respectively. For further information on the calculation of diluted shares, please see the attached Reconciliation of Fully Diluted Sharecount schedule.

Adjusted EBITDA for the fourth fiscal quarter increased 13.7% to $39.9 million from $35.1 million. Adjusted EBITDA margin increased to 13.4%, compared to 11.9% in the prior year period.

“The series of strategic actions we implemented in the fourth quarter has enabled us to build an even stronger foundation for future growth and improving financial performance.  During the quarter, we completed the development of the Next Generation Posturepedic line, which we will introduce at the upcoming Las Vegas Market on January 24.  We also completed the rollout of the Sealy Branded Promotional line, which exceeded our initial slot goals.  In addition, we continued to drive placement of our Embody line.  Finally, we reorganized our international business through a divesture of our Europe segment, SAPSA, as well as our Brazilian operations and have transitioned our business in these locations to license arrangements.  These transactions will enable us to better focus our resources on the areas with the greatest growth opportunities,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.

Total U.S. net sales decreased 3.6% to $224.6 million from the fourth quarter of fiscal 2009.  Wholesale unit volume decreased 1.7%, while wholesale average unit selling price decreased 1.8% on a year-over-year basis.  The decrease in unit volume is primarily attributable to lower sales related to the company’s Posturepedic line, partially offset by the growth of its Sealy branded promotional line.  The decrease in wholesale average unit selling price is due to the company’s response to competitive pressure including a growing mix of Sealy branded products.

International net sales increased $9.5 million, or 15.2%, from the fourth quarter of 2009 to $72.0 million. Excluding the effects of currency fluctuation, international net sales increased 11.4% from the fourth quarter of 2009. This increase was primarily due to increased sales in the Canadian market driven by strategic promotional activity and the success of the company’s Stearns & Foster line.  Canadian unit volume for the quarter increased 12.5% from the comparable prior year quarter.

Gross profit for the fourth fiscal quarter increased by $1.5 million to $122.9 million from the prior year quarter. Gross margin increased by 35 basis points to 41.4%, driven primarily by gains in our international businesses and increased operating efficiencies.  U.S. gross profit margin decreased 72 basis points to 40.8%.  The decrease in percentage of net sales was driven primarily by higher discounting on products that are at the end of their life cycle, and an increasing mix of Sealy branded promotional product, as well as the impact of inflation on material costs. Offsetting these decreases were improvements in operational efficiencies as well as gains in our international businesses.

Selling, general, and administrative (SG&A) expenses were $99.0 million for the fourth quarter of fiscal 2010, a decrease of $5.8 million versus the comparable period a year earlier.  The decrease was primarily due to a reduction in compensation and expected defined contribution plan payments.

Net income from continuing operations for the fourth quarter was $0.03 per diluted share.  Net loss from discontinued operations for the period was $(0.03) per diluted share.  Included in the net loss from discontinued operations, are the operational results related to the European and Brazilian businesses and the related losses on disposition.  Net loss for the fourth fiscal quarter was $0.00 per diluted shares.  For further information on the calculation of diluted shares, please see the attached Reconciliation of Fully Diluted Sharecount schedule.

Fiscal 2010 Full Year Results

Net sales for the fiscal year ended November 28, 2010 increased 3.8% to $1,219.5 million from $1,174.6 million for the prior fiscal year. Gross profit was $509.5 million, or 41.8% of net sales, versus $487.5 million, or 41.5% of net sales, for the prior fiscal year. Net income from continuing operations was $24.7 million.  Net loss from discontinued operations was $(38.4) million.  Net loss for the fiscal year was $(13.7) million.  Adjusted EBITDA increased 6.5% to $177.9 million, or 14.6% of net sales, from $167.0 million, or 14.2% of net sales, compared to the prior fiscal year.

As of November 28, 2010, the Company’s debt net of cash was $686.0 million and Net Debt to Adjusted EBITDA ratio (excluding the Convertible Payment In Kind Notes) was 2.84x.

“We were pleased to deliver positive year over year sales and Adjusted EBITDA growth in 2010, despite a difficult retail environment. As we look forward into 2011, we are focused on a successful launch of the Next Generation Posturepedic line, driving performance from our 2010 product launches, replenishing our innovation pipeline, and making investments to strengthen our brand.  With new and innovative product across our entire portfolio we believe we are well positioned to drive improved sales and Adjusted EBITDA growth for 2011,” concluded Mr. Rogers.

Results from Continuing Operations

During the quarter, the company divested the assets of its manufacturing operations in France and Italy, which represented all of the assets in its Europe segment.  In addition, the company discontinued manufacturing operations in Brazil.  The company has transitioned to a license arrangement with third parties in both of these markets.  These businesses are accounted for as discontinued operations, and accordingly, the company has reclassified its financial data for all periods presented to reflect these actions.  Unless otherwise noted, the reported financial data pertains to Sealy’s continuing operations.

Non-GAAP Measures

Within the information above, Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We present Adjusted EBITDA, because the covenants contained in our senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, management uses Adjusted EBITDA to evaluate the Company’s operating performance.  We also present Adjusted EBITDA margin, which is Adjusted EBTIDA reflected as a percentage of net sales because we believe that this measure provides useful incremental information to investors regarding our operating performance.  Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies. A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s net income is provided in the attached schedule.

Additionally, the Company provides certain information on a constant currency basis which reflects a comparison of current period results translated at the prior period currency rates.  This information is provided because we believe that it provides useful incremental information to investors regarding our operating performance.

Conference Call

The Company will hold a conference call today to discuss its fiscal fourth quarter and full year 2010 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-2068, or for international callers, 1-480-629-9712. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4398120. The replay will be available until January 20, 2011.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call in the Investors section of the Company’s website at www.sealy.com.

About Sealy

Sealy is the bedding industry’s largest global manufacturer with sales of $1.2 billion in fiscal 2010. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), Sealy Embody(TM), Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	November 28,	November 29,
	2010	2009

ASSETS

Current assets:
Cash and equivalents	$109,255	$131,427
Accounts receivable, net of allowances for bad debts, cash discounts and returns	140,778	156,850
Inventories	57,178	56,810
Prepaid expenses and other current assets	19,543	21,080
Deferred income tax assets	17,703	20,222
Total current assets	344,457	386,389
Property, plant and equipment - at cost	385,470	446,989
Less accumulated depreciation	(217,398)	(239,508)
	168,072	207,481
Other assets:
Goodwill	361,958	360,583
Intangible assets, net of accumulated amortization	1,387	1,937
Deferred income tax assets	10,482	6,874
Debt issuance costs, net, and other assets	53,319	52,206
	427,146	421,600
Total assets	$939,675	$1,015,470

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$2,166	$13,693
Accounts payable	66,507	88,971
Accrued incentives and advertising	34,510	31,804
Accrued compensation	22,390	43,105
Accrued interest	14,359	15,230
Other accrued liabilities	37,198	36,436
Total current liabilities	177,130	229,239

Long-term obligations, net of current portion	793,084	833,766
Other liabilities	53,357	59,625
Deferred income tax liabilities	3,744	832

Stockholders’ deficit:
Common stock	979	947
Additional paid-in capital	911,066	885,064
Accumulated deficit	(1,006,689)	(992,950)
Accumulated other comprehensive income	7,004	(1,053)
Total shareholders’ deficit	(87,640)	(107,992)
Total liabilties and shareholders’ deficit	$939,675	$1,015,470

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	November 28,	November 29,
	2010	2009

Net sales	$296,554	$295,451
Cost of goods sold	173,676	174,059

Gross profit	122,878	121,392

Selling, general and administrative expenses	98,991	104,760
Goodwill impairment loss	—	1,188
Amortization expense	72	72
Restructuring expenses and asset impairment	—	(192)
Royalty income, net of royalty expense	(5,058)	(4,256)

Income from operations	28,873	19,820

Interest expense	21,341	21,724
Refinancing and extinguishment of debt and interest rate derivatives	—	(38)
Other income, net	(68)	(15)

Income (loss) before income taxes	7,600	(1,851)
Income tax provision (benefit)	5,018	(4,676)
Equity in earnings of unconsolidated affiliates	909	—
Income (loss) from continuing operations	3,491	2,825
Loss from discontinued operations	(7,971)	(251)
Net (loss) income	$(4,480)	$2,574

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$0.04	$0.03
Loss from discontinued operations per common share	(0.08)	—
(Loss) earnings per common share—Basic	$(0.05)	$0.03

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$0.03	$0.02
Loss from discontinued operations per common share	(0.03)	—
Earnings (loss) per common share—Diluted	$—	$0.02

Weighted average number of common shares outstanding:
Basic	97,579	93,535
Diluted	296,156	278,404

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended
	November 28,	November 29,
	2010	2009

Net sales	$1,219,471	$1,174,581
Cost of goods sold	709,971	687,095

Gross profit	509,500	487,486

Selling, general and administrative expenses	398,053	382,514
Goodwill impairment loss	—	1,188
Amortization expense	289	289
Restructuring expenses and asset impairment	—	1,256
Royalty income, net of royalty expense	(17,529)	(16,432)

Income from operations	128,687	118,671

Interest expense	85,617	76,582
Loss on rights for convertible notes	—	4,549
Refinancing and extinguishment of debt and interest rate derivatives	3,759	17,423
Gain on sale of subsidiary stock	—	(1,292)
Other income, net	(226)	(70)

Income before income taxes	39,537	21,479
Income tax provision (benefit)	18,488	(1,380)
Equity in earnings of unconsolidated affiliates	3,611	—
Income (loss) from continuing operations	24,660	22,859
Loss from discontinued operations	(38,399)	(9,374)
Net (loss) income	$(13,739)	$13,485

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$0.26	$0.25
Loss from discontinued operations per common share	(0.40)	(0.10)
(Loss) earnings per common share—Basic	$(0.14)	$0.15

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$0.14	$0.15
Loss from discontinued operations per common share	(0.13)	(0.05)
Earnings (loss) per common share—Diluted	$0.01	$0.10

Weighted average number of common shares outstanding:
Basic	95,934	92,258
Diluted	289,857	185,639

RECONCILIATION OF EBITDA TO NET INCOME

NON GAAP MEASURES

	Three Months Ended:				Twelve Months Ended:
	November 28,		November 29,		November 28,		November 29,
	2010		2009		2010		2009
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)

Net income (loss)	$(4,480)	-1.5%	$2,574	0.9%	$(13,739)	-1.1%	$13,485	1.1%
Interest expense	21,341	7.2%	21,724	7.4%	85,617	7.0%	76,582	6.5%
Income taxes	5,018	1.7%	(4,676)	-1.6%	18,488	1.5%	(1,380)	-0.1%
Depreciation and amortization (a)	6,231	2.1%	6,888	2.3%	25,664	2.1%	25,824	2.2%

EBITDA	28,110	9.5%	26,510	9.0%	116,030	9.5%	114,511	9.7%
Adjustments for debt covenants:
Impairment charges	0	0.0%	1,188	0.4%	0	0.0%	1,188	0.1%
Refinancing charges	0	0.0%	0	0.0%	3,759	0.3%	17,488	1.5%
Non-cash compensation	3,103	1.0%	5,251	1.8%	15,862	1.3%	12,638	1.1%
KKR consulting fees	456	0.2%	587	0.2%	1,881	0.2%	2,862	0.2%
Severance charges	242	0.1%	278	0.1%	2,150	0.2%	2,502	0.2%
Loss on rights for Convertible Notes	0	0.0%	0	0.0%	0	0.0%	4,549	0.4%
Discontinued operations	7,971	2.7%	251	0.1%	38,399	3.1%	9,374	0.8%
Restructuring and impairment related charges	0	0.0%	974	0.3%	0	0.0%	3,623	0.3%
Other (various) (b)	(29)	0.0%	16	0.0%	(196)	0.0%	(1,714)	-0.1%

Adjusted EBITDA	$39,853	13.4%	$35,055	11.9%	$177,885	14.6%	$167,021	14.2%

(a)  Excludes depreciation from discontinued operations

(b)  Consists of various immaterial adjustments

Reconciliation of Fully Diluted Sharecount

	Three Months Ended		Twelve Months Ended
	November 28, 2010	November 29, 2009	November 28, 2010	November 29, 2009
	(in thousands)		(in thousands)
Numerator:
Net income from continuing operations, as reported	$3,491	$2,825	$24,660	$22,859
Net income attributable to participating securities	(3)	(9)	(57)	(72)
Interest on convertible notes	4,180	3,503	16,109	5,323
Net income from continuing operations available to common shareholders	$7,668	$6,319	$40,712	$28,110

Denominator:
Denominator for basic earnings per share—weighted average shares	97,579	93,535	95,934	92,258
Effect of dilutive securities:
Convertible debt	189,047	175,621	183,615	89,401
Stock options	992	1,306	1,087	1,010
Restricted share units	8,151	7,639	8,865	2,744
Other	387	303	356	226
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	296,156	278,404	289,857	185,639

Sealy Corporation

Interest Expense

Q4 2010

	Three Months Ended		Twelve Months Ended
	November 28, 2010	November 29, 2009	November 28, 2010	November 29, 2009
	(in thousands)		(in thousands)
Cash interest expense	$15,645	$16,257	$63,121	$65,684
Non-cash interest expense	5,695	5,467	22,496	10,898
Total interest expense	$21,340	$21,724	$85,617	$76,582